UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 9, 2013, Corvex Management LP and Related Fund Management, LLC issued the following press release.

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CORVEX AND RELATED COMMENT ON COMMONWEALTH REIT’S LATEST EFFORT TO DENY SHAREHOLDER RIGHTS AVAILABLE UNDER COMPANY CHARTER

Secret Attempt to Amend Maryland Law and Subvert Shareholder Rights Thwarted

NEW YORK, April 9, 2013—Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) today commented on the Portnoys’ latest failed efforts to disenfranchise CommonWealth REIT’s (NYSE: CWH) shareholders by attempting to deny them of their fundamental right to choose company directors—a right which has been available under CWH’s charter since CWH’s initial public offering in 1986. Corvex and Related are pleased that the request by the Board of CWH to approve an 11th hour amendment to House Bill 882 which would prevent CWH shareholders—and shareholders of all Maryland-based public companies—from enforcing their rights to remove board members by shareholder vote will not be advanced.

Keith Meister of Corvex and Jeff T. Blau of Related issued the following statement: “This clandestine action is the latest in a series of underhanded tactics the Portnoy family has employed in an effort to undermine shareholder rights. Under the cover of darkness, the Portnoys have sought to manipulate the legislative process to thwart shareholder democracy and impact thousands of shareholders—including many across the state of Maryland—solely in an effort to protect their personal interests and continue using CWH as their own piggy bank. Moreover, by secretly undertaking this effort before the Maryland Senate, we believe the Portnoys have violated their obligations to disclose material information to shareholders. We look forward to proceeding with the Consent Solicitation and working to restore value to all shareholders.”

Corvex and Related filed a preliminary consent solicitation statement with the U.S. Securities and Exchange Commission on March 26, 2013 for shareholders to act by written consent to effect the removal of the entire board of trustees of CWH. CWH’s charter expressly permits holders of two-thirds of the outstanding shares to remove trustees without cause by written consent.

About Corvex Management, LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management, LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, Corvex Management LP and Related Fund Management, LLC have filed a preliminary written consent solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of CommonWealth REIT. Investors and security holders are urged to read the preliminary written consent solicitation statement in its entirety, and the definitive written consent solicitation statement and other relevant documents when they become available, because they will contain important information regarding the consent solicitation. The preliminary and definitive written consent solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of the Company’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau and Richard O’Toole. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary written consent solicitation statement filed with the SEC on March 26, 2013.